Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the use of our report dated March 9, 2012, in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of CDW Corporation for the registration of $130,000,000 of 8.5% Senior Notes due 2019 dated April 13, 2012.

/s/ Ernst & Young LLP

Chicago, IL

April 13, 2012